UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934
Date of Report (Date of earliest event reported): July 26, 2005
NAVISITE, INC.
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	000-27597 (Commission File Number)	52-2137343 (IRS Employer Identification No.)

400 Minuteman Road Andover, Massachusetts (Address of principal executive offices)	01810 (Zip code)
(978) 682-8300
(Registrant’s telephone number, including area code):
Not applicable
(Former name or former address if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 220.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.
     On July 26, 2005, Atlantic Investors, LLC (“Lender”) executed and delivered to NaviSite, Inc. (“NaviSite”) written notice that the Lender has extended the date on which amounts are to become due and payable under the Loan and Security Agreement dated January 29, 2003 between Lender and NaviSite until the earlier of (i) February 1, 2006 or (ii) five (5) business days following the closing of a financing transaction or disposition pursuant to which NaviSite receives net proceeds of $13.0 million after first satisfying the mandatory prepayment obligation under those certain promissory notes issued to Waythere, Inc. (formerly known as Surebridge, Inc.).
     Lender is the majority stockholder of NaviSite. As of March 4, 2005, Lender owned approximately 60% of the issued and outstanding shares of NaviSite’s common stock. In addition, Andrew Ruhan, NaviSite’s Chairman of the Board, holds a 10% equity interest in Unicorn Worldwide Holdings Limited, a managing member of Lender. Arthur Becker, NaviSite’s President and Chief Executive Officer, is the managing member of Madison Technology LLC, a managing member of Lender.
     The foregoing description does not purport to be complete and is qualified in its entirety by reference to the full text of the written notice from Lender, which is filed as an exhibit to this Form 8-K and is incorporated by reference herein.
Item 9.01 Financial Statements and Exhibits.
(c) The exhibit listed in the Exhibit Index immediately preceding such exhibit is filed with this report.

SIGNATURE
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: July 27, 2005	NAVISITE, INC.
/s/ John J. Gavin, Jr.
John J. Gavin, Jr.
Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description
99.1	Letter from Atlantic Investors, LLC dated July 26, 2005.